EXHIBIT 10.3


To: David Mager
From: Mark A. Smith
CC: Dominic Bassani
Subject: Term Sheet
June 9, 2003

Company: Bion Environmental Technologies, Inc. ('Bion') or Bion Dairy Corporation ('Dairy'), as applicable.

Term: Interim Period on a month to- month basis for the longer of six months or until the Fresno results have been received.

Cash Compensation: Consulting fees of $12,500 per month plus expenses to be paid to Meadowbrook Lane, 250 Albany Street, Springfield, MA 01105. During interim you pay your own taxes and insurance. Payment to be made at the same time as the Company makes its second payroll of each month.

Options: You will be issued/granted 400,000 options/warrants, in aggregate, which shall vest over the next three years as follows 33,333 options per quarter with the first 33,333 upon signing of this term sheet. Options/warrants shall have the same exercise price and exercise procedures and shall be exercisable to receive securities of the same company as options/warrants owned by Bassani, Jacobs (and/or entities designated by them). The term of the options/warrants shall expire 5 years after the date of signing of this term sheet. If the Company (Bion or Dairy, as applicable) were to be sold before three years from this date, the unvested balance of the 400,000 options shall be automatically vested so long as you continue to provide the services hereunder for the balance of the term if requested by the new owner .

After the Interim Period , when the Company (Bion or Dairy, as applicable) has secured D & O insurance and its next financing agreement, the consulting position would convert into management employment with a commitment of 3 more years. Attached hereto as Exhibit A is a preliminary draft of the management job description which shall be updated/finalized as part of a written employment agreement to be executed at the end of the Interim Period ('Employment Agreement'). Reviews under the Employment Agreement shall be on a semi-annual based upon measures of performance ('MOPs') set forth therein.

During the Interim Period, the Company (Bion or Dairy, as applicable) shall indemnify you and be responsible for legal costs incurred in defending you against any legal actions brought against you relating to the Company for actions which took place prior to your becoming an employee of the Company.
Company will bonus you 20% of your Cash Compensation when and if   other
employees receive such bonuses. When you become an employee of the Company, the Company will be responsible for all applicable employment related taxes and the direct costs of agreed upon insurance.


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Both signatures affixed below indicate acceptance of these terms with the terms of this term sheet going into effect on June 9, 2003.


Company
David Mager/Meadowbrook Lane


By:______________________
By:_______________________
Mark A. Smith
David Mager